EXHIBIT 3.2

Adopted June 10, 2009

BYLAWS OF

NANO VIBRONIX, INC.

(A Delaware Corporation)

ARTICLE I

Offices

SECTION 1.1     Registered Office. The registered office of the Corporation within the State of Delaware shall be in the City of Wilmington, County of New Castle.

SECTION 1.2    Other Offices. The Corporation may also have an office or offices other than said registered office at such place or places, either within or without the State of Delaware and within or without the United States of America, as the Board of Directors shall from time to time determine or the business of the Corporation may require.

ARTICLE II

Meeting of Stockholders

SECTION 2.1      Place of Meetings. All meetings of the stockholders shall be held at any such place, either within or without the State of Delaware, within or without the United States of America, as shall be designated from time to time by the Board of Directors and stated in the notice of meeting or in a duly executed waiver thereof.

SECTION 2.2     Annual Meeting. The annual meeting of stockholders shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of meeting or in a duly executed waiver thereof. At such annual meeting, the stockholders shall transact such business as may properly be brought before the meeting in the manner described in these Bylaws.

SECTION 2.3      Special Meetings. Special meetings of stockholders, unless otherwise prescribed by statute, may be called at any time by the Board of Directors or the Chairman of the Board, and shall be called by the Secretary upon the request in writing of a stockholder or stockholders holding of record at least fifty-one percent (51%) of the voting power of the issued and outstanding shares of stock of the Corporation entitled to vote at such meeting.

SECTION 2.4      Notice of Meetings.

(i)          Except as otherwise expressly required by statute, written notice of each annual and special meeting of stockholders stating the date, place and hour of the meeting, and the purpose or purposes for which the meeting is called, shall be given to each stockholder of record entitled to vote thereat not less than seven (7) nor more than sixty (60) days before the date of the meeting.

(ii)         Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

(iii)        Notice shall be sent by telecopied or registered or certified mail, postage prepaid, or by hand or by messenger, or by email, addressed to the stockholder at his address as it appears on the records of the Corporation. Any notice shall be effective (i) if mailed, seven (7) days after mailing, (ii) if sent by messenger, upon delivery, (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, and (iv) if sent via email upon transmission provided that the stockholder shall acknowledge receipt.

(iv)        Notice of any meeting shall not be required to be given to any person who attends such meeting, except when such person attends the meeting in person or by proxy for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, or who, either before or after the meeting, shall submit a signed written waiver of notice, in person or by proxy.

(v)         Neither the business to be transacted at, nor the purpose of, an annual or special meeting of stockholders need be specified in any written waiver of notice.

SECTION 2.5      Quorum, Adjournments.

(i)          The holders of a majority of the voting power of the issued and outstanding stock of the Corporation entitled to vote at any annual or special meeting of the stockholders and which are present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided by statute or by the Certificate of Incorporation.

(ii)         If, however, such quorum shall not be present or represented by proxy at any meeting of stockholders, the meeting shall be adjourned and take place at same place and hour 3 days later even if a quorum is not present, without notice other than announcement at the meeting.

(iii)        In the event a quorum shall be achieved following adjournment of the meeting, whether by presence or by proxy, any business may be transacted which might have been transacted at the meeting as originally called.

(iv)        If the adjournment is for more than thirty (30) days, or, if after adjournment a new record date is set, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

SECTION 2.6      Conduct of the Meeting. At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or in his absence or if one shall not have been elected, a director designated by the Board of Directors, shall act as chairman of the meeting. The Secretary or, in his absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting shall act as secretary of the meeting and keep the minutes thereof.

SECTION 2.7     Order of Business. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting.

SECTION 2.8      Voting.

Except as otherwise provided by statute or the Certificate of Incorporation, each stockholder of the Corporation shall be entitled at each meeting of stockholders to one vote for each share of capital stock of the Corporation standing in his name on the record of stockholders of the Corporation:

(ii)         on the date fixed pursuant to the provisions of Section 5.7 of these By-Laws as the record date for the determination of the stockholders who shall be entitled to notice of and to vote at such meeting; or

(iii)        if no such record date shall have been so fixed, then at the close of business on the day next preceding the day on which notice thereof shall be given, or, if notice is waived, at the close of business on the date next preceding the day on which the meeting is held.

In all matters, the affirmative vote of a majority of the shares present in person or represented by proxy at a duly called meeting of the stockholders (at which a quorum is present) and entitled to vote on the subject matter, shall be the act of the stockholders, unless the question is one upon which by express provision of statute, the Certificate of Incorporation, or these Bylaws a different vote is required, in which case such express provision shall govern and control the decision of such question.

Unless required by statute, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by his proxy, if any, and shall state the number of shares voted.

SECTION 2.9      Proxies.

(i)          Each stockholder entitled to vote at any meeting of stockholders, or to express consent or dissent to corporate action in writing without a meeting, may authorize another person or persons to act for him by proxy, but no proxy shall be voted after three years from its date, unless the proxy provides for a longer period.

(ii)         Without limiting the manner in which a stockholder may authorize another person or persons to act for him as proxy under subsection (a) above, the following shall constitute a valid means by which a stockholder may grant such authority:

(a)          A stockholder may execute a writing authorizing another person or persons to act for him as a proxy. Execution may be accomplished by the stockholder or his authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(b)          A stockholder may authorize another person or persons to act for him as proxy by transmitting or authorizing the transmission of a telegram, cablegram, facsimile, or other means of electronic transmission (hereinafter referred to as the “Electronic Communication”) to the person who will be the holder of the proxy, provided that any such Electronic Communication must either set forth or be submitted with information from which it can be determined that the Electronic Communication was actually authorized by the stockholder. If it is determined that any such Electronic Communication is valid, the Chairman of the Board or the chairman of the meeting shall specify the information upon which he relied.

(iii)        Any copy, facsimile telecommunication or other reliable reproduction of the writing or Electronic Communication created pursuant to subsection (b) above may be submitted or used in lieu of the original writing or Electronic Communication and all purposes for which the original writing or Electronic Communication could be used, provided that any such copy or reproduction shall be a complete reproduction of the entire original writing or transmission.

(vi)        All proxies shall be delivered to the secretary of the meeting at or prior to the time designated in the order of business for so delivering such proxies.

SECTION 2.10    Action by Consent.

(i)          Any action required by the Certificate of Incorporation, these Bylaws or by applicable law to be taken at any annual or special meeting of the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(ii)         Any written consent for action taken by consent of stockholders in lieu of meeting as provided in subsection (a) above shall be delivered to the Corporation by delivery to its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

(iii)        Every written consent shall contain the date of signature of each stockholder, and no written consent shall be effective to take the corporate action referred to therein, unless, within sixty (60) days of the earlier dated consent delivered to the Corporation in a manner required by this section written consents signed by all stockholders are delivered to the Corporation by delivery to the Corporation's principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

(iv)        Prompt notice of any action taken by consent in lieu of meeting where such consent was given by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

Board of Directors

SECTION 3.1      General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or the Certificate of Incorporation directed or required to be exercised or done by the stockholders.

SECTION 3.2      Number, Qualifications, Appointment and Term of Office.

(i)          The number of directors constituting the entire Board of Directors shall be six.

(ii)         Three directors shall be appointed and removed by a majority in interest of the holders of the Common Stock only provided that:

if the Common Stock constitutes, as a percentage of the fully-diluted equity of the Corporation:	then the number of directors appointed under this provision shall be:

Between 10 and 15%	Two directors

Between 5 and 10%	One director

Less than 5%	None

(iii)        Except as otherwise provided by statute, the Certification of Incorporation or these bylaws, the directors shall be appointed and removed by a majority in interest of all of the stockholders.

(iv)        Each director shall hold office until his successor shall have been appointed, or until his death, or until he shall have resigned, or have been removed, as provided in these bylaws or in the Certificate of Incorporation.

(v)         The Directors shall not be required to hold any shares in the Corporation to qualify them for their office as Directors.

SECTION 3.3      Place of Meetings. Meetings of the Board of Directors shall be held at such place or places, within or without the state of Delaware and within or without the United States of America, as the Board of Directors may from time to time determine or as shall be specified in the notice of any such meeting.

SECTION 3.4      Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such other time or place within or without the State of Delaware and within or without the United States of America as shall be specified in a notice thereof given as hereinafter provided in Section 3.7 below.

SECTION 3.5      Regular Meetings. Regular meetings of the Board of Directors shall be held at such time and place as the Board of Directors may fix. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day. Notice of regular meetings of the Board of Directors need not be given except as otherwise required by statute or these Bylaws.

SECTION 3.6      Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, if one shall have been elected, or by two or more directors of the Corporation.

SECTION 3.7      Notice of Meetings.

(i)          Notice of each special meeting of the Board of Directors (and of each regular meeting for which notice shall be required) shall be given by the Secretary as hereinafter provided in this Section 3.7.

(ii)         All notices hereunder shall state the time, place and purpose of the meeting, except as otherwise required by the Certification of Incorporation, these Bylaws or applicable law.

(iii)        Notice of each such meeting shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, and, if by mail, shall be sent in a postage prepaid envelope, to each director, addressed to him at his residence or usual place of business, at least ten days before the day on which such meeting is to be held. Any notice shall be effective (i) if mailed, ten (10) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

(iv)        Notice of any such meeting need not be given to any director who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting, except when he shall attend for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 3.8      Quorum and Manner of Acting.

(i)          A majority of the entire Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors.

(ii)         In the absence of a quorum at any meeting of the Board of Directors, the meeting shall be adjourned and take place at the same place and hour 4 business days later even if a quorum is not present, provided that a majority of the directors present thereat may adjourn such meeting to another time and place . Notice of the time and place of any such adjourned meeting shall be given to all of the directors unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice shall only be given to the directors who were not present thereat. At any adjourned meeting a majority of the entire Board of Directors shall constitute a quorum, and any business may be transacted which might have been transacted at the meeting as originally called.

(iii)        Except as otherwise expressly required by statute, the Certificate of Incorporation, or these Bylaws, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 3.9      Powers. The directors shall act only as a Board and the individual directors shall have no power to bind or obligate the Corporation except by way of a duly authorized action of the Board.

SECTION 3.10   Recruitment and Terms of Employment. All terms of employment, including salaries and bonuses, for all executive and professional employees of the Corporation shall be approved in advance by the Board of Directors. The Board of Directors may authorize the Chief Executive Officer to hire and discharge support staff and to fix the terms of their employment.

SECTION 3.11    Conduct of Meetings. At each meeting of the Board of Directors, the Chairman of the Board, if one shall have been elected, or, in the absence of the Chairman of the Board or if one shall not have been elected, a director chosen by a majority of the directors present shall act as chairman of the meeting and preside thereat. The Secretary or, in his absence, any person appointed by the chairman shall act as secretary of the meeting and keep the minutes thereof.

SECTION 3.12    Resignations. Any director of the Corporation may resign at any time by giving written notice of his resignation to the Corporation and to the entity who appointed him. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 3.13    Vacancies. Except as may be provided in the Certificate of Incorporation, any vacancy in the Board of Directors, whether arising from death, resignation, removal (with or without cause), an increase in the number of directors or any other cause, shall be filled by the vote of a majority of the directors then in office, though less than a quorum, or by the sole remaining director, and only if there are no remaining directors, by the stockholders at the next annual meeting thereof or at a special meeting thereof.  Each director so elected shall hold office until his successor shall have been elected and qualified.

SECTION 3.14    Removal of Director. Any director, or the entire Board of Directors, may be removed from office for cause at any time by the holders of a majority of the shares then entitled to vote at an election of directors.

SECTION 3.15    Compensation.

(i)          The members of the Board of Directors shall not receive any compensation for their services to the Corporation in their capacities as directors, provided however that all directors may reimbursed for their reasonable expenses incurred on behalf of the Corporation against the presentation of bona tide and credible vouchers to the appropriate officer of the Corporation.

(ii)         Nothing in this Section shall be construed to prohibit a director from receiving compensation from the Corporation for services rendered in any capacity other than as a director of the Corporation.

SECTION 3.16    Committees. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, including an executive committee, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

Except to the extent restricted by statute or the Certificate of Incorporation, each such committee, to the extent provided in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors and may authorize the seal of the Corporation to be affixed to all papers which require it. Each such committee shall serve at the pleasure of the Board of Directors and have such name as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors.

SECTION 3.17    Action by Consent. Unless restricted by the Certificate of Incorporation, any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by facsimile transmission, and the writing or writings are filed with the minutes of the proceedings of the Board of Directors or such committee, as the case may be.

SECTION 3.18    Telephonic Meeting. Unless restricted by the Certificate of Incorporation, any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

SECTION 3.19    Reserved Matters. The Corporation shall not take any of the following actions without the approval of the Board of Directors:

1.	Increase (except for the purposes of issue of shares under subscription or similar rights the grant of which has already been approved by qualifying consent or which does not create a class of share which ranks in priority to the preferred shares and such shares are otherwise issued in accordance with the pre-emption rights contained in any undertaking entered into by the Corporation) or alter or (except in accordance with any redemption rights attaching to the same on issue) reduce its authorised or issued share capital.

2.	Except as expressly permitted under (A) above, consolidate or sub-divide any shares, create any new class of shares, grant or agree to grant any option over shares or any right to subscribe for shares or other right to call for its shares, issue or agree to issue any securities convertible into its shares, alter any of the rights attached to any of its issued shares, or otherwise re-organise or grant any rights in respect of its share capital.

3.	Subscribe for, purchase or acquire any share or loan capital debenture mortgage or any interest therein.

4.	Acquire, whether by formation or otherwise, any material subsidiary or (except on a transfer to the Corporation or a wholly owned subsidiary thereof) permit the disposal or dilution of its interest directly or indirectly in any material subsidiary, material for these purposes being a subsidiary or proposed subsidiary which would account for more than 25% of the net asset value of the Company and its subsidiaries.

5.	Sell, transfer, lease, licence or in any other way dispose of all or a substantial part of its business undertaking or assets whether by a single transaction or series of transactions, related or not, except to the Corporation or a wholly owned subsidiary thereof.

6.	Cease or make any material alteration to its business or change its corporate or business name or adopt or make any material change in its business policy (except as part of a solvent reorganisation involving the transfer of all or substantially all of such business to the Corporation or a wholly owned subsidiary thereof), material for these purposes being a change or alternation which would adversely impact on more than 25% of the net asset value of the Corporation and its subsidiaries.

7.	Create or issue or allow to come into being any mortgage or charge or other security (other than liens arising by operation of law or in the ordinary course of business) upon any part of its present or future undertaking property or assets, or issue any debenture or debenture stock.

8.	appoint any person as a director (other than as permitted by these bylaws);

9.	Save in circumstances justifying summary dismissal or removal from office, dismiss any material employee or consultant, material for these purposes being any employee or consultant whose personal knowledge and skills are important to the development of the Corporation’s business and who cannot be readily replaced or any such employee or consultant whose annual remuneration by the Corporation exceeds $100,000.

10.	Pass any resolution or seek any order for the winding up or dissolution thereof.

11.	Make any alteration to these Bylaws.

ARTICLE IV

Officers

SECTION 4.1      Number and qualifications.

(i)          The officers of the Corporation shall be elected by the Board of Directors and shall include a Secretary and, as may be necessary or desirable for the business of the Corporation, a Chairman of the Board of Directors, a President and Chief Executive Officer, one or more Vice Presidents and/or a Treasurer.

(ii)         The Secretary's duties are described in Section 4.7 below. The officers other than the Secretary shall have such responsibilities as established by resolution of the Board of Directors or the stockholders.

(iii)        If the Board of Directors or the stockholders wish, either may elect other officers (including one or more Assistant Treasurers and one or more Assistant Secretaries) as may be necessary or desirable for the business of the Corporation.

(iv)        Any two or more offices may be held by the same person, except that the President and Chief Executive Officer, if one has been elected, and the Secretary may not be the same person.

(v)         No officer except the Chairman of the Board need be a director.

(vi)        Each officer shall hold office until his successor shall have been duly elected and shall have qualified, or until his death, or until he shall have resigned or have been removed, as hereinafter provided in these Bylaws.

SECTION 4.2      Limitations on Powers. The authority of the Chief Executive Officer and other officers of the Corporation to execute contracts, instruments and enter into any other undertaking in the name or on behalf of the Corporation shall be determined, from time to time, by resolution of the Board of Directors. The officers of the Corporation shall have such powers, authority and privileges as may conferred upon them by the Board of Directors.

SECTION 4.3      Resignations. Any officer of the Corporation may resign at any time by giving written notice of his resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon receipt. Unless otherwise specified therein, the acceptance of any such resignation shall not be necessary to make it effective.

SECTION 4.4      Removal. Any officer of the Corporation may be removed, either with or without cause, at any time, by the Board of Directors at any meeting thereof. Such removal shall be without prejudice to a person's contract rights, if any, but the election as an officer of the corporation shall not of itself create contract rights.

SECTION 4.5      Chairman of the Board. The Chairman of the Board, if one shall have been elected, shall be a member of the Board, an officer of the Corporation and, if present, shall preside at each meeting of the Board of Directors or the stockholders. He shall also perform such other duties as may from time to time be assigned to him by the Board of Directors. The Chairman of the Board shall not have any casting vote or additional vote or any other similar preferred voting rights.

SECTION 4.6      Chief Executive Officer. Unless the Board of Directors elects a Chairman of the Board who is designated as such, the President shall be the Chief Executive Officer of the Corporation and shall in general supervise and control all of the business affairs of the Corporation, subject to the direction of the Board of Directors. The President may execute, in the name and on behalf of the Corporation, any deeds, mortgages, bonds, contracts or other instruments which the Board of Directors or a committee thereof has authorized to be executed, except in cases where the execution shall have been expressly delegated by the Board of Directors or a committee thereof to some other officer or agent of the corporation.

SECTION 4.7      Secretary. The Secretary shall:

(i)          keep or cause to be kept in one or more books provided for the purpose, the minutes of all meetings of the Board of Directors, the committees of the Board of Directors and the stockholders;

(ii)         see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law;

(iii)        be custodian of the records and the seal of the Corporation and affix and attest the seal to all certificates for shares of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal;

(iv)        see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and

(v)         in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Directors.

SECTION 4.8      Vacancies.

Any vacancy created as the result of the death, resignation, or removal (with or without cause) of any officer of the Corporation may be filled by action of the Board of Directors at a regular or special meeting thereof. Each officer so elected shall hold office until his successor shall have been elected and qualified.

ARTICLE V

Stock Certificates and Their Transfer

SECTION 5.1      Stock Certificates.

(i)          Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by a director, the President and Chief Executive officer, or a Vice-President designated by the Board of Directors and by the Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

(ii)         If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, or in the event the stock of the Corporation is subject to any transfer restrictions, the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restriction of such preferences and/or rights and all transfer restrictions shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the General Corporation Law of the State of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the designations, preferences and relative, participating, optional or other special rights of each class of stock, or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights and any transfer restrictions.

SECTION 5.2      Facsimile Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

SECTION 5.3      Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to give the Corporation a bond in such sum as it may direct sufficient to indemnify it against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

SECTION 5.4      Transfers of Stock.

(i)          Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its records; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer.

(ii)         Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of transfer if, when the certificates are presented to the Corporation for transfer, both the transferor and the transferee request the Corporation to do so.

SECTION 5.5      Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

SECTION 5.6     Regulations. The Board of Directors may make such additional rules and regulations, not inconsistent with these Bylaws, as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

SECTION 5.7      Fixing the Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 5.8      Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments a person registered on its records as the owner of shares of stock, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VI

Indemnification of Directors and Officers

SECTION 6.1      General. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expense (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

SECTION 6.2      Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been a judged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

SECTION 6.3      Indemnification in Certain Cases. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.1 and 6.2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

SECTION 6.4      Procedure. Any indemnification under Sections 6.1 and 6.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections 6.1 and 6.2. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if, such quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

SECTION 6.5     Advances for Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

SECTION 6.6     Rights Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

SECTION 6.7      Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

SECTION 6.8      Definition of Corporation. For the purposes of this Article VI, references to "the Corporation" include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other organization, shall stand in the same position under this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation, if its separate existence had continued.

SECTION 6.9      Survival of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VII

General Provisions

SECTION 7.1     Dividends. Subject to the provisions of statute and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, in property or in shares of stock of the Corporation, unless otherwise provided by statute or the Certificate of Incorporation.

SECTION 7.2     Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors may, from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors may think conducive to the interests of the Corporation. The Board of Directors may modify or abolish any such reserves in the manner in which it was created.

SECTION 7.3     Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors.

SECTION 7.4      Fiscal Year. The Fiscal year of the Corporation shall be fixed by the Board of Directors, and once fixed, may thereafter be changed, by resolution of the Board of Directors.

SECTION 7.5      Checks, Notes, Drafts, Etc. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer or officers or directors as shall be designated by resolution of the Board of Directors.

SECTION 7.6      Voting of Stock in Other Corporations. Unless otherwise provided by resolution of the Board of Directors, a director designated by the Board of Directors, from time to time, may (or may appoint one or more attorneys or agents to) cast the votes which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose shares or securities may be held by the Corporation, at meetings of the holders of the shares or other securities of such other corporation. In the event one or more attorneys or agents are appointed, the director designated by the Board of Directors may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent. The director designated by the Board of Directors may, or may instruct the attorneys or agent appointed to, execute or cause to be executed in the name and on behalf of the Corporation and under its seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the circumstances.

ARTICLE VIII

Amendments

Subject to the Certificate of Incorporation and these Bylaws, these Bylaws may be amended or repealed or new Bylaws adopted (a) by action of the stockholders entitled to vote thereon at any annual or special meeting of stockholders or (b) if the Certificate of Incorporation so provides, by action of the Board of Directors at a regular or special meeting thereof.

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